[Baltimore Gas and Electric Company Letterhead]




                                                  February 25, 1997

                                                  FOR IMMEDIATE RELEASE

                                                  Contacts:

                                                  Art Slusark, Baltimore Gas
                                                                and Electric
                                                               410) 234-7436

                                                  Maria R. Gonzalez, Ogilvy
                                                           Adams & Rinehart
                                                             (410) 234-7433

                                                  Press Office, Goldman,
                                                             Sachs & Co.
                                                          (212) 902-5400


                  BGE TO CREATE NEW POWER MARKETING SUBSIDIARY
                  IN STRATEGIC MOVE TO EXPAND ENERGY BUSINESSES


                            Charles Shivery Named CEO
                   Goldman Sachs Power Named Exclusive Advisor


BALTIMORE, MARYLAND, February 25, 1997 -- Baltimore Gas and Electric Company (NYSE: BGE) announced today the formation of a power marketing subsidiary to be headquartered in Baltimore, Maryland. In conjunction with this announcement, BGE announced that Goldman Sachs, through its affiliate Goldman Sachs Power, has agreed to be the exclusive advisor to the new entity for risk management and power marketing.

The creation of the power marketing subsidiary is a strategic move to expand BGE's diversified energy businesses and position it for the new, competitive environment. BGE's Board of Directors approved a capital investment of $100 million for the new power marketing subsidiary.

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The new company,  which has been named Constellation Power Source, Inc., will be a wholly-owned subsidiary of BGE. Constellation Power Source will sell power products to wholesale customers nationwide. It will provide energy to customers
to  meet   short-term   or  long-term   demand,   and  offer  a  wide  array  of
customer-oriented products, including risk management for electricity and related fuels.

Commenting on the announcement, Christian H. Poindexter, Chairman of the Board and Chief Executive Officer of BGE, said, "This is a home run. We've made a significant financial commitment to Constellation Power Source, created a strong and well-respected management team, and tapped the finest risk management expertise in the world."

Mr. Poindexter continued, "The formation of Constellation Power Source and the exclusive advisory relationship with Goldman Sachs Power will enable us to leverage our 180 years of experience in managing, distributing, marketing, and selling energy products, and to benefit from the unparalleled risk management expertise of Goldman Sachs."

Charles W. Shivery has been named Chief Executive Officer of the new company. Previously, Mr. Shivery was Vice President, Finance & Accounting, Chief Financial Officer, and Secretary of BGE. Mr. Shivery said, "BGE's new power marketing company combines the strengths of the oldest utility company in the U.S. with one of the premier international investment banks. This move will enable BGE to compete on a national scale and to play to its strengths in a competitive energy environment."

Constellation Power Source will be headquartered in Baltimore and will comprise approximately 50 personnel, which includes a significant number of professionals from Goldman Sachs Power who will provide services to the new company.

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"The decision to locate a leading-edge  company like Constellation  Power Source in Baltimore is a reflection of our continuing efforts to strengthen Maryland's business climate," said Maryland Governor Parris N. Glendening. "BGE has always been a premier corporate citizen and we applaud its decision."

Founded in 1816, BGE is the nation's first gas utility and one of its earliest electric utilities, with a tradition of superior, low-cost service and reliability. With assets of more than $8 billion, BGE serves more than one million business and residential electric customers and 550,000 gas customers in the 2,300 square-mile area encompassing Baltimore City and all or part of 10 Central Maryland counties.

As announced on September 25, 1995, BGE and PEPCO plan to merge to create a new regional energy company called Constellation Energy Corporation. The merger is the largest combination of two electric utility companies and will create one of the 10 largest electric utility companies in the U.S., serving a population of
4.5 million, with 1.8 million electric customers and over 550,000 gas customers. Constellation Energy will have assets exceeding $15 billion and annual revenues of approximately $5 billion. Upon completion of the merger, Constellation Power Source will become a subsidiary of Constellation Energy, as will all other subsidiaries of BGE and PEPCO.


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